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EXHIBIT 21.1
SUBSIDIARIES OF ENERGY CORPORATION OF AMERICA ON JUNE 30, 2002



NAME OF SUBSIDIARY                      STATE OF INCORPORATION
Allegheny & Western Energy Corporation  West Virginia
Eastern American Energy Corporation     West Virginia
Eastern Capital Corporation             West Virginia
Eastern Exploration Corporation         West Virginia
Eastern Marketing Corporation           West Virginia
Eastern Pipeline Corporation            West Virginia
Eastern Systems Corporation             West Virginia
ECA Alliance, LLC                       West Virginia
ECA Holdings, L.P.                      Texas
ECA Partners, LLC                       West Virginia
Natural Gas Transportation Company      West Virginia
Westech Energy Australia, LLC           Colorado
Westech Energy Corporation              Colorado
Westech Energy New Zealand              New Zealand
Westech Energy New Zealand, LLC         Colorado
Westside Acquisition Corporation        Colorado
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